UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 11th day of December, 2002

SPECTRE INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-30573
(Commission File Number)

91-2041523231612
(IRS Employer Identification No.)

#6 - 260 E. Esplanade, North Vancouver, British Columbia CANADA V7L 1A3
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 984-0400

Item 2. Disposition of Assets

On December 11, 2002, we entered into an agreement for the disposition of all of the shares of our wholly owned subsidiary, Grant Automotive Group Inc. ("GAG") to Grant Brothers Sales Inc. ("GBS") pursuant to the terms of a letter agreement dated effective December 11, 2002 (the "Agreement"). A condition subsequent to the Agreement is that we receive shareholder approval for the Agreement at meeting to be called for that purpose.

Under the terms of the Agreement, GBS will pay us $1.00 for the shares of GAG. GBS has agreed to contract Spectre for four years to provide management services to GBS pursuant to the joint venture agreement for the marketing and sales representation of our e-commerce initiatives to the automotive aftermarket. GBS will pay Spectre four equal installments of $50,000 on December 31 in the years of 2002, 2003, 2004, 2005. In addition, GBS will pay to us 33% of GAG's net cash flow and this will be distributed to us for the fiscal years of 2004, 2005, and 2006. The eligible portion of the net cash flow payment will be due on June 1.

We developed the business model for GAG during the 1998-1999 period, which forecasted a strong acquisition rate of similar automotive agencies. However, this model no longer presents significant profit opportunities for Spectre. The rate of customer and supplier consolidation and attrition has increased since 1998. There are fewer eligible agency candidates for acquisition. It is no longer reasonable to assume that GAG can build a viable North American network as previously forecasted.

In addition, the adoption of e-commerce by automotive after market installers has been slower than forecasted. The overall collapse of electronic/on-line procurement systems has been detrimental to GAG's ongoing profit potential. While GAG and Spectre believe that electronic commerce will be a viable industry in the future, the rate of adoption has been much slower than previously forecasted. GAG's representation of certain electronic commerce providers has been extremely disappointing as such companies failed to meet the minimum requirements for adoption by viable customers that GAG has provided to them.

Ian Grant is an officer, director and shareholder of both GBS and our company. Mr. Grant directly holds 20% of the issued and outstanding common shares of GBS. GBS holds an aggregate of 450,000 shares of our common stock.

Item 7. Financial Statements and Exhibits

Exhibits

10.1 Letter Agreement, effective date December 11, 2002 between Spectre Industries Inc. and Grant Brothers Sales, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectre Industries Inc.

/s/ Ian S. Grant
Ian S. Grant, President & Chief Executive Officer

Date: December 24, 2002